Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER AND

SIX MONTH 2012 FINANCIAL RESULTS

- Conference call to be hosted today at 10:00 a.m. EDT -

NEW HAVEN, Conn. (August 8, 2012) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and six months ended June 30, 2012 and provided an update on the Company’s portfolio of clinical stage compounds being developed for the treatment of hepatitis C virus (HCV).

For the second quarter of 2012, Achillion reported a net loss of $11.5 million or $0.16 per share, compared with a net loss of $11.3 million or $0.19 per share for the second quarter of 2011. Cash, cash equivalents and marketable securities as of June 30, 2012 were $60.0 million.

“During the first half of 2012, Achillion continued to achieve all of the anticipated milestones for its HCV portfolio, and with the robust SVR results detailed last evening for sovaprevir, our most advanced NS3 protease inhibitor, I have great confidence in both our pipeline of drug candidates and our team and its ability to continue delivering results,” commented Michael Kishbauch, President and Chief Executive Officer of Achillion. “I am also pleased to reiterate that the Company expects to have the financial resources to support continued development of our clinical compounds through 2013. As we move into the third quarter of 2012, we look forward to achieving our goal of proof-of-concept with ACH-3102, our second-generation NS5A inhibitor, and completing the necessary drug-drug interaction studies, both of which should enable us to initiate our first all-oral, interferon-free study evaluating sovaprevir with ACH-3102 by the end of this year. We expect initial data from this study to be reported during the first quarter of 2013.”

Second Quarter Results

Research and development expenses were $9.0 million for the three months ended June 30, 2012, compared with $8.9 million for the same period of 2011. For the three months ended June 30, 2012, general and administrative expenses were $2.6 million, compared with $2.4 million incurred during the same period in 2011.

The Company recognized no revenues for the three months ended June 30, 2012, compared with approximately $56,000 during the same period in 2011. During the three months ended June 30, 2011, revenue consisted of reimbursed costs under Achillion’s former collaboration with Gilead Sciences, Inc.

Non-cash stock compensation expense totaled $815,000 for the second quarter of 2012 as compared with $678,000 for the second quarter of 2011 and is included in research and development and general and administrative expenses.

Six Month Results

For the six months ended June 30, 2012, Achillion reported a net loss of $20.7 million, a slight decrease from a net loss of $21.4 million in the same period in 2011. Total revenues were $2.5 million, compared with $121,000 in the prior year period. Revenue during the first six months of 2012 was related to recognition of deferred revenue under the Company’s former collaboration with Gilead Sciences, Inc.

For the six months ended June 30, 2012, research and development expenses totaled $17.9 million, compared with $16.9 million during the same period in 2011. Research and development expenses increased primarily as the result of increased preclinical and clinical development costs of ACH-3102, partially offset by decreased clinical trial expenses related to ACH-1625 and ACH-2684. General and administrative expenses were $5.3 million for the six months ended June 30, 2012, increased from $4.7 million in the same period in 2011.

Non-cash stock compensation expense totaled $1.7 million for the six months ended June 30, 2012 as compared with $1.3 million for the same period in 2011, and is included in research and development and general and administrative expenses.

Conference Call

Achillion will host a conference call and simultaneous webcast on Wednesday, August 8, 2012 at 10:00 a.m. EDT. To participate in the conference call, please dial (877) 266-0482 in the U.S. or (631) 291-4565 for international callers. The conference call ID is 13643523. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 1:00 p.m. EDT on August 8, 2012, through 11:59 p.m. Eastern time on August 15, 2012 by dialing (800) 585-8367 or (404) 537-3406. The replay passcode is 13643523.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide including more than 5 million people in the United States, more than twice as widespread as HIV. Three-fourths of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: expectations about milestone achievement including the potential to achieve proof-of-concept for ACH-3102, completion of drug-drug interaction studies, initiation of all-oral, interferon-free clinical trials evaluating regimens containing sovaprevir and ACH-3102 for the treatment of HCV and its expectation of its ability to report initial data from the study in the first quarter of 2013; the Company’s ability to achieve operational results; and the anticipated availability of financial resources to support continued development of clinical compounds through 2013. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: replicate in later clinical trials positive results found in earlier stage nonclinical studies and clinical trials of sovaprevir, ACH-2684, and ACH-3102; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$—	$56	$2,489	$121

Operating expenses:
Research and development	8,979	8,896	17,921	16,889
General and administrative	2,580	2,436	5,318	4,659

Total operating expenses	11,559	11,332	23,239	21,548

Loss from operations	(11,559)	(11,276)	(20,750)	(21,427)

Other income (expense):
Interest income	55	30	119	70
Interest expense	(23)	(4)	(37)	(26)

Net loss	$(11,527)	$(11,250)	$(20,668)	$(21,383)

Net loss per share - basic and diluted	$(0.16)	$(0.19)	$(0.29)	$(0.36)

Weighted average shares outstanding - basic and diluted	71,211	58,938	70,811	58,665

Balance Sheets

(Unaudited, in thousands)

	June 30, 2012	December 31, 2011
Cash and cash equivalents and marketable securities	$59,956	$79,943
Working capital	52,388	46,148
Total assets	63,845	82,630
Long-term liabilities	524	2,718
Total liabilities	10,453	11,662
Total stockholders’ equity	53,392	70,968